Exhibit 99.1

For more information, contact:

Dean D. Durbin
Vertis
President and
Chief Operating Officer
(410) 361-8367

Stephen E. Tremblay
Vertis
Chief Financial Officer
(410) 361-8352

Michelle Metter or
Maria Amor
Formula
(619) 234-0345

FOR IMMEDIATE RELEASE

VERTIS, INC. ANNOUNCES THIRD QUARTER EARNINGS

BALTIMORE, Md. (October 31, 2005) – Vertis, Inc. (“Vertis” or the “Company”) today announced results for the three and nine months ended September 30, 2005.

North America Segment

Net sales amounted to $378.2 million in the third quarter of 2005 versus $379.2 million in the third quarter of 2004.  Through September 30, 2005 net sales amounted to $1,095.4 million compared to $1,091.0 million in 2004, representing a year-over-year increase of $4.4 million or 0.4%.  Excluding the increase in the pass-through cost of paper totaling $5.5 million in the third quarter and $23.9 million through September 30 2005, net sales would have been down 2% in both the third quarter and on a year-to-date basis.

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) excluding restructuring charges increased $2.3 million or 5.0% to $48.7 million in the third quarter of 2005 versus $46.4 million in the third quarter of 2004.  These results reflect improved pricing, which includes product, customer and equipment mix, totaling $10.9 million, partially offset by lower volume totaling $9.2 million, which reflects a decrease of $9.5 million in advertising inserts volume.  The balance of the quarter-over-quarter growth reflects the Company’s continued focus on cost management.  EBITDA, including restructuring costs, amounted to $47.5 million in the third quarter of 2005 versus $46.4 million in the third quarter of 2004.

Through September 30, 2005, EBITDA excluding restructuring charges amounted to $130.3 million versus $130.9 million in 2004.  Improved pricing of $19.6 million was entirely offset by lower volume, of which $18.4 million was related to advertising inserts.  EBITDA including restructuring costs amounted to $115.8 million through September 30, 2005 versus $129.6 million in the comparable period of 2004.

Commenting on the third quarter, Dean D. Durbin, President and Chief Operating Officer stated, “I am especially pleased with the performance in our direct mail, premedia, and media product lines.  Direct mail and media revenue were up in the third quarter as well as through the first nine months of 2005.  In premedia, excluding locations exited as part of our restructuring activities, revenue was up in the quarter and for the first nine months of 2005.  Collectively, these three platforms generated $4.8 million of quarter-over-quarter EBITDA growth and are up $7.5 million on a year-to-date basis.  Advertising inserts continues to face volume challenges versus 2004, a significant portion of which was mitigated by favorable pricing and lower costs, the net result being a decline in EBITDA of $2.5 million in the third quarter of 2005 versus the third quarter of 2004”, noted Mr. Durbin.

Mr. Durbin went on to note, “Our 2005 restructuring activities have reduced staffing in North America by over 360 positions and will result in annualized cost savings of $28 million.  Through September 30, these activities have lowered costs by $13.0 million, which has mitigated the impact of other year-over-year increases in staffing-related costs aggregating $9.5 million as well as $3.8 million of higher energy costs”.

General Corporate

Corporate costs, excluding restructuring charges in 2005 and the loss on termination of our interest in certain leveraged lease investments in 2004, increased by $1.6 million and $5.3 million compared to the comparable three and nine-month periods ended September 30, 2004, respectively.  The increases were primarily due to increased costs on the Company’s accounts receivable facility commensurate with increases in interest rates, the decline in income from leasehold interests that were sold in the third quarter of 2004, and losses on asset dispositions.  Through September 30, the aforementioned increases were $1.5 million, $1.0 million, and $1.5 million, respectively.

Europe Segment

The Company previously announced its intention to pursue strategic alternatives with respect to its underperforming Europe Segment.  On October 3, 2005 the Company divested of the direct mail portion of its Europe Segment.  As a result of the divestiture of the direct mail business and the limited strategic importance of the Company’s remaining interests in the UK, the Company has also decided to sell its UK premedia business and has reported the entire Europe Segment as a discontinued operation as of September 30, 2005.  All prior periods have been restated to exclude the Europe Segment from continuing operations.  As such, the Vertis Europe net losses are included in discontinued operations.  Such losses amounted to $26.8 million and $2.1 million in the 2005 and 2004 third quarters, respectively, and $147.3 million and $3.9 million in the nine months ended September 30, 2005 and 2004, respectively.  The three and nine-month losses in 2005 include a $23.8 million loss that was recorded to write-down the carrying amount of long-lived assets of the discontinued operations in the third quarter and $112.4 million for asset impairment charges in the nine-month period.

“As we reported at the start of the second quarter, we were pursuing strategic alternatives with respect to our UK direct mail business and made the decision to sell this business as well as our UK premedia operation in the third quarter,” said Mr. Durbin.  “The difficult conditions in our European business have negatively impacted Vertis’ overall financial performance and we look forward to now concentrating solely on our core businesses in North America.”

Consolidated Results from Continuing Operations

As a result of the foregoing, EBITDA amounted to $43.1 million for the three months ended September 30, 2005 compared to $0.2 million for the three months ended September 30, 2004.  Through September 30, EBITDA was $101.8 million versus $79.0 million through September 30, 2004.  Excluding restructuring charges and the loss on termination of leasehold interests, EBITDA would have amounted to $44.9 million in the third quarter of 2005, an increase of $0.7 million or 1.6% compared to EBITDA of $44.2 in the third quarter of 2004 on the same basis.  On a year-to-date basis, 2005 EBITDA would have been $118.2 million, representing a decline of $5.9 million, or 4.8%.

Mr. Durbin further noted, “Our results over the last six months represent EBITDA growth versus 2004 of $5.5 million, or 6.6%.  We have substantially mitigated what has been a challenging advertising insert environment”.

The 2005 third quarter and nine-month income (loss) from continuing operations was $2.3 million and $(36.3) million, respectively.  The 2004 third quarter and nine-month income (loss) from continuing operations was $16.4 million and ($4.6) million, respectively.  The increased loss of $31.7 million through September 30 is the result of increased restructuring charges of $15.2 million, offset by an $8.1 million income tax benefit related to an agreement with the IRS to settle certain tax liabilities in 2005 and a benefit of approximately $22.7 million related to the termination of leasehold interest in a leveraged lease transaction recorded in 2004, net of tax.

“Trailing twelve-month EBITDA for covenant purposes improved to $177.0 million versus the $160 million minimum requirement”, noted Stephen E. Tremblay, the Company’s Chief Financial Officer.  EBITDA for covenant purposes is not equivalent to the EBITDA amount included elsewhere in this earnings release, but rather is net of adjustments to exclude certain items as defined under the credit agreement.

Mr. Tremblay also noted, “The Company ended the quarter with $86 million available on its $200 million revolving credit facility and in October we received a commitment for a $130 million accounts receivable securitization program to replace our existing facility which terminates on November 30.”

Regarding the balance of the year, Mr. Durbin stated, “Looking to the fourth quarter, I am optimistic our continuing operations in North America will post its third consecutive quarter of EBITDA growth, excluding restructuring charges.  This performance will offset most, if not all, of the first quarter year-over-year decline in EBITDA, which amounted to $11.4 million in North America, including the impact of higher corporate costs”.

Vertis will hold an earnings call on Tuesday, November 1, 2005 at 11:00 a.m. EST to discuss its third quarter results.  The call-in number is 1-888-316-9407 (or 1-517-308-9008 for international callers), and the passcode confirmation is “VERTIS Q3”.  A recording of the call will be available for review for one week at 1-800-568-5006 (or 1-402-998-0083 for international callers).

-more-

Vertis, Inc. and Subsidiaries

Balance Sheet Data

	September 30,	December 31,
In thousands	2005	2004
	(Unaudited)

Total current assets	$246,851	$259,112
Property, plant and equipment, net	334,187	359,617
Goodwill	249,639	246,854
Other long-term assets	44,682	51,352
Assets held for sale	—	132,860
Total assets	875,359	1,049,795

Total current liabilities	300,257	331,850
Long-term debt	1,071,367	1,024,042
Other long-term liabilities	37,783	42,463
Total liabilities	1,409,407	1,398,355

Total stockholder’s deficit	(534,048)	(348,560)
Total liabilities and stockholder’s deficit	$875,359	$1,049,795

Vertis, Inc. and Subsidiaries

Consolidated Statements of Operations

	Three months		Nine months
	ended September 30,		ended September 30,
In thousands	2005	2004	2005	2004
	(Unaudited)		(Unaudited)

Net sales	$378,154	$379,200	$1,095,442	$1,090,988
Operating expenses:
Costs of production	292,802	292,458	855,832	843,062
Selling, general and administrative	38,635	41,992	115,660	121,888
Restructuring charges	1,743		16,451	1,223
Depreciation and amortization of intangibles	16,599	17,256	49,019	50,999
	349,779	351,706	1,036,962	1,017,172
Operating income	28,375	27,494	58,480	73,816
Other expenses:
Interest expense, net	32,457	32,993	96,693	98,468
Other, net	1,841	44,524	5,707	45,849
	34,298	77,517	102,400	144,317

Loss from continuing operations before income tax benefit	(5,923)	(50,023)	(43,920)	(70,501)
Income tax benefit	(8,188)	(66,456)	(7,665)	(65,870)
Income (loss) from continuing operations	2,265	16,433	(36,255)	(4,631)
Discontinued Operations:
Loss from discontinued operations	(26,822)	(2,110)	(147,252)	(3,945)
Net (loss) income	$(24,557)	$14,323	$(183,507)	$(8,576)

Vertis, Inc. and Subsidiaries

Rollforward of Long-term Debt

(Unaudited)

In thousands
Long-term debt as of December 31, 2004			$1,024,042

Revolver activity net borrowing	38,346
Revolver activity discontinued operations	9,222
Repayments of long-term debt	(6)
Total increase in long-term debt		47,562

Accretion of discount		2,971
Effect of foreign exchange rate fluctuation		(3,208)
Total change in long-term debt			47,325

Long-term debt as of September 30, 2005			$1,071,367

Segment Information:

The following is information regarding the Company’s segments:

		Three months ended		Nine months ended
		September 30,		September 30,
(in thousands)		2005	2004	2005	2004
		(Unaudited)		(Unaudited)

Net sales	Consolidated	$378,154	$379,200	$1,095,442	$1,090,988

EBITDA	Vertis North America	$47,541	$46,378	$115,774	$129,633
	General Corporate	(4,408)	(46,152)	(13,982)	(50,667)
	Consolidated EBITDA	43,133	226	101,792	78,966
	Depreciation and amortization of intangibles	16,599	17,256	49,019	50,999
	Interest expense, net	32,457	32,993	96,693	98,468
	Income tax benefit	(8,188)	(66,456)	(7,665)	(65,870)
	Consolidated income (loss) from continuing operations	$2,265	$16,433	$(36,255)	$(4,631)

Restructuring charges	Vertis North America	$1,145		$14,506	$1,223
	General Corporate	598		1,945
	Consolidated	$1,743	$—	$16,451	$1,223

Loss on termination of leasehold interest	General Corporate		$43,958		$43,958

EBITDA represents the sum of income (loss) from continuing operations, net interest expense, income taxes, depreciation and amortization of intangible assets.  The Company believes that EBITDA is useful because that information is an appropriate measure for evaluating the Company’s operating performance.  We present EBITDA to provide additional information regarding our performance and because it is a measure by which we gauge our profitability.  EBITDA is not a measure of financial performance in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  You should not consider it as an alternative to income (loss) from continuing operations as a measure of operating performance.  Our calculation of EBITDA may be different from the calculations used by other companies and therefore comparability may be limited.  The most comparable measure to EBITDA in accordance with GAAP is income (loss) from continuing operations.  A reconciliation of EBITDA to income (loss) from continuing operations is included in the table below.

	Three months ended		Nine months ended
	September 30,		September 30,
(in thousands)	2005	2004	2005	2004
	(Unaudited)		(Unaudited)

Consolidated income (loss) from continuing operations	$2,265	$16,433	$(36,255)	$(4,631)
Depreciation and amortization of intangibles	16,599	17,256	49,019	50,999
Interest expense, net	32,457	32,993	96,693	98,468
Income tax benefit	(8,188)	(66,456)	(7,665)	(65,870)

EBITDA	$43,133	$226	$101,792	$78,966

ABOUT VERTIS

Vertis is the premier provider of targeted advertising, media, and marketing services. Its products and services include consumer research, audience targeting, media planning and placement, creative services and workflow management, targeted advertising inserts, direct mail, interactive marketing, packaging solutions, and digital one-to-one marketing and fulfillment.  Headquartered in Baltimore, Md., with facilities throughout the U.S. and the U.K., Vertis combines technology, creative resources, and innovative production to serve the targeted marketing needs of companies worldwide.

To learn more about Vertis, visit www.vertisinc.com.

This release and conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believes, “anticipates, “expects, “estimates, “plans, “intends,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from projected results. Factors that may cause these differences include fluctuations in the cost of raw materials we use, changes in the advertising, marketing and information services markets, the financial condition of our customers, actions by our competitors, changes in the legal or regulatory environment, general economic and business conditions in the U.S. and other countries, and changes in interest and foreign currency exchange rates.

Consequently, you should consider any such forward-looking statements only as our current plans, estimates, and beliefs. Even if those plans, estimates, or beliefs change because of future events or circumstances, we decline any obligation to publicly update or revise any such forward-looking statements.

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